CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY ADDS 11 MORE RETAIL CENTERS

Jinan Yinquan Technology Co., Ltd.  Takes Leadership Role in Burgeoning “Telephone Café” Industry - Projects Additional Centers to Add Half Million Dollars in Annual Revenue

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HENDERSON, NV, February 14, 2007 – – –Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT)   continues to expand its presence in China’s growing “telephone café” industry.  The Company today announced it has added 11 additional cafes in Shandong  province.  That brings to 77 the total number of facilities Jinan Yinquan currently has in operation.

According to Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc., the Company believes these additional centers will position Jinan Yinquan, a technology company that offers VoIP services in the People’s Republic of China, as the industry leader in this category in the world’s most populous country.

“We are continuing to take a very aggressive approach to the telephone café concept and we will continue to add facilities to strengthen our position as industry leader,” said Kunwu. “Aside from the fact that these centers offer remarkable opportunity for growth and profitability there is also the altruistic aspect of this innovation that appeals to Jinan Yinquan.  These “cafes” which are similar to Internet cafes, provide an ideal place for people from all walks of life to economically make long-distance calls to their families in a quiet, friendly atmosphere.”

Kunwu said the Company projects that the additional 11 centers will add half million dollars in annual revenue.

“Less than 20 percent of the population of The People’s Republic of China is land line subscribers with the rural population vastly underserved,” added Kunwu. “With more and more people flocking to the more populated cities to take advantage of China’s growing economy the need for this type of service is essential.”

With Jinan Yinquan’s recently announced agent agreement with Hangzh Zhongfang to represent the Company in Zhejiang Province, Jinan Yinquan now services four provinces and 23 cities with Shandong Province its primary base of operations.  Short- and long-term plans call for the expansion throughout China.

The Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

Jinan Yinquan recently announced its new electronic fax system for enterprise business customers in partnership with China Tie Tong. Available across Shandong Province, the electronic fax service is an Internet-based fax solution that will enable enterprise businesses to send and receive faxes using existing email accounts. Unlike traditional faxing, electronic faxing is convenient, cost-effective, secure, integrated and automated.

The Company also just introduced VoIP cell phone service which offers subscribers great convenience as well as huge potential savings on long distance phone charges.

China Tie Tong is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches. employees approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 135 million to 164 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that the Company believes these additional centers will position Jinan Yinquan, a technology company that offers VoIP services in the People’s Republic of China, as the industry leader in this category; that these centers offer remarkable opportunity for growth and profitability; that the Company projects that the additional 11 centers will add half million dollars in annual revenue; and that With more and more people flocking to the more populated cities to take advantage of China’s growing economy the need for this type of service is essential.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com